Exhibit 5.1

August 12, 2010

Astea International Inc. 240 Gibraltar Road Horsham, PA 19044

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed by Astea International Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to 560,000 shares of Common Stock, $0.01 par value of the Company (the “Securities”) issuable by the Company pursuant to option awards available for grant, or granted, under the Astea International Inc. Amended and Restated 2006 Stock Option Plan (the “Plan”).

You have requested that we render the opinions set forth in this letter and we are furnishing this opinion pursuant to the requirements of Item 601(b)(5) of Regulation S-K promulgated by the Commission under the Securities Act.

We have examined (i) the Registration Statement, (ii) the exhibits to the Registration Statement, (iii) the Company’s Certificate of Incorporation (the “Certificate”) and Bylaws (the “Bylaws”), as in effect on the date hereof, (iv) certain resolutions of the Board of Directors of the Company, (v) certain resolutions of the stockholders of the Company and (v) such other documents, corporate records, and instruments, and have examined such laws and regulations as we have deemed necessary for purposes of rendering the opinions set forth herein. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that the Securities will be issued against payment of valid consideration under applicable law.  As to any facts material to the opinions expressed herein, which were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Our opinion is limited to the General Corporation Law of the State of Delaware, as amended, including statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws of the State of Delaware, and the federal securities laws of the United States of America as in effect on the date hereof.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, we are of the opinion that the Securities, when issued and paid for in accordance with the terms of the Plan and any underlying award agreements or letters, will be validly issued, fully paid and non-assessable.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

Astea International Inc.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Pepper Hamilton LLP

Pepper Hamilton LLP